CURTISS-WRIGHT CORPORATION
SAVINGS & INVESTMENT PLAN
As Amended and Restated effective January 1, 2001

THIRD INSTRUMENT OF AMENDMENT

Recitals:

1.	Curtiss-Wright Corporation (“the Company”) has heretofore adopted the Curtiss-Wright Corporation Savings & Investment Plan (“the Plan”).

2.

The Company caused the Plan to be amended and restated in its entirety, effective as of January 1, 2001, in order to maintain the Plan’s compliance with the requirements of the Internal Revenue Code (“the Code”) and applicable regulations thereunder, and caused the Plan, as so amended and restated, to be submitted to the Internal Revenue Service (“IRS”), pursuant to Rev. Proc. 2001-6, for a determination that the Plan is a qualified plan, within the meaning of Sec. 401 of the Code.

3.	The Plan was further amended by the Second Instrument of Amendment.

4.

It has become necessary to further amend the Plan to clarify the participation of the former employees of IMES Engineering, Inc. in the Plan and to add special provisions applicable to employees employed at facilities or operations acquired in the acquisition of Nova Machine Products Corp.

5.	Section 12.01(a) of the Plan permits the Company to amend the Plan, by written instrument, at any time and from time to time, by action of the Administrative Committee.

Amendments to the Plan:

For the reasons set forth in the Recitals to this Instrument of Amendment, the Plan is hereby amended in the following respects, to be effective as specified herein:

1. Appendix A is amended, effective as of April 2, 2004, by deleting Item 17 and by renumbering Item 18 as Item 17 accordingly.

2. Appendix A is further amended, effective as of July 1, 2005, by revising Item 17, as renumbered, to read as follows:

17.	Nova Machine Products Corp.

(a)

Each Employee who is employed at any operations or facilities acquired by the Employer in its acquisition of Nova Machine Products Corp. shall not be eligible to become a Member prior to July 1, 2005 but shall be eligible to become a Member on any Enrollment Date on or after July 1, 2005 (such employees hereinafter referred to as “Nova Machine Employees”).

	(b)	The Employer may make special contributions to the Plan on account of any Plan Year, in an amount to be determined by the

1

Employer, on behalf of each Member who is a Nova Machine Employee on the last day of that Plan Year and who has made either Deferred Cash Contributions or After-Tax Contributions during that Plan Year. The special contributions shall be paid to the Trustee no later than the time (including extensions) prescribed by law for the filing of the Employer’s federal income tax return for the year for which the contributions are made.

(c)

The special contributions, if any, for a particular Plan Year shall be a specified percentage (as determined by the Employer) of the Deferred Cash Contributions and/or After-Tax Contributions made by or on behalf of each eligible Nova Machine Employee pursuant to Sections 3.01 and/or 3.02 during that Plan Year.

(d)	The Committee shall establish such separate accounts within the Employer Account as may be necessary to properly account for the special contributions.

(e)

A Nova Machine Employee shall vest in his special contribution subaccount within his Employer Account upon the earliest to occur of: (A) his completion of three Years of Vesting Service, (B) his attainment of age 65 while employed by the Employer or an Affiliated Employer, or (C) his death while employed by the Employer or an Affiliated Employer. For purposes of this Item 17, an Employee shall be credited with a Year of Vesting Service for each Plan Year commencing on and after January 1, 2005 in which the Employee completes at least 1,000 Hours of Service. The Employee shall also be credited with the number of Years of Vesting Service the Employee had accrued under the terms of the Nova Division 401(k) Plan as of December 31, 2004.

(f)	The special contribution shall be included in performing the contribution percentage test under Section 3.08 in accordance with applicable law.

(g)

The one per calendar year restriction on in-service withdrawals under Section 7.02 shall not apply to any employee who had an account balance transferred to this Plan from the Nova Division 401(k) Plan as of July 1, 2005.

(h)

The Committee shall adopt such rules of administration uniformly applicable to all employees similarly situated as it deems necessary to administer the provisions of this Item 17 in accordance with applicable law.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

CURTISS-WRIGHT CORPORATION
SAVINGS & INVESTMENT PLAN
ADMINISTRATION COMMITTEE

By:	/s/ PAUL FERDENZI

Date:	3/3/06

2

CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2001

FOURTH INSTRUMENT OF AMENDMENT

Recitals:

1.	Curtiss-Wright Corporation (“the Company”) has heretofore adopted the Curtiss-Wright Corporation Savings & Investment Plan (“the Plan”).

2.

The Company caused the Plan to be amended and restated in its entirety, effective as of January 1, 2001, in order to maintain the Plan’s compliance with the requirements of the Internal Revenue Code (“the Code”) and applicable regulations thereunder, and caused the Plan, as so amended and restated, to be submitted to the Internal Revenue Service (“IRS”), pursuant to Rev. Proc. 2001-6, for a determination that the Plan is a qualified plan, within the meaning of Sec. 401 of the Code. The Plan has been amended from time to time since that date.

3.

Subsequent to the most recent amendment of the Plan, it has become necessary to further amend the Plan to take account of changes to permit rollovers of outstanding loan notes from 401(k) Plans that exist at companies that are subsequently acquired by the Company.

4.	Section 12.01 of the Plan permits the Company to amend the Plan, by written instrument, at any time and from time to time, by action of the Administrative Committee.

Amendment to the Plan:

For the reasons set forth in the Recitals to this Instrument of Amendment, the Plan is hereby amended in the following respects, to be effective as of April 17, 2006:

1.	Section 3.04 of the Plan is amended by adding the following paragraph at the end thereof:

Notwithstanding any provision of this section 3.04 to the contrary and subject to the terms of Article 8, in the event an individual who becomes an Employee of an Employer (as defined in Section 1.19 of the Plan) on or after April 17, 2006 and who immediately prior to that date was employed by a business entity acquired by the Company or one of its affiliates (an “Acquired Employee”), and has no more than two loans outstanding under the former 401(k) Plan, the Plan shall accept a direct loan rollover of such outstanding loan notes, provided the loans are not in default as of the date of transfer. Further, in accordance with the rules set forth by the Committee, such individual may not receive a new loan or increase the outstanding loan(s) under the terms of the Plan until such individual’s rolled over loans have been repaid in full or otherwise distributed to the individual. Under the terms of the Plan, Members may have a maximum of

1

one outstanding loan, unless and only if a Member is an Acquired Employee involved in a trust to trust transfer or a direct loan rollover as mentioned above in which case the Acquired Employee may have a maximum of two outstanding loans until such rolled over loans are repaid in full or distributed to the individual.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

CURTISS WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
ADMINISTRATIVE COMMITTEE:

2